Exhibit 99.1

Board of Directors Minutes

MINUTES OF THE BOARD OF DIRECTORS

OF

Capital Resource Alliance Inc.

August 6, 2009

A meeting of the Board of Directors of Capital Resource Alliance Inc., was held on August 6, 2009 at 11:00 a.m. Mountain Daylight Time.

Participating in the meeting was the corporation’s sole office and director, Frederick Fitzgerald.

The following resolutions were put forth and passed:

RESOLVED: that the board having reviewed the pertinent assets and the terms of the agreement, the president of the corporation herby is authorized to execute the said agreement with Engineered Construction Solutions Inc. The affective day of the agreement is August 6, 2009.

RESOLVED: that Ray Gordon of Calgary, AB has been appointed a director of the corporation and assume the office of President and CEO on the affective day. Fred Fitzgerald will remain as a director and retain the offices and duties of Secretary/Treasurer and Chief Accounting Officer.

There being no further business, the meeting was adjourned.

/s/ Frederick Fitzgerald

     Frederick Fitzgerald, Secretary